THERMA-WAVE, INC.
                               PURCHASE AGREEMENT


         This Purchase Agreement (this "Agreement") is made and entered into as of November 18, 2005, by and between Therma-Wave, Inc., a Delaware corporation (the "Company"), and each of the purchasers listed on Exhibit A attached hereto (collectively, the "Purchasers" and individually, a "Purchaser").

                                    RECITALS

         WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, an aggregate of ten thousand four hundred (10,400) units (each, a "Unit" and collectively, the "Units"), with each Unit being comprised of (i) one share of Series B Preferred Stock, par value $0.01 per share (the "Preferred Stock") and (ii) one hundred fifty (150) warrants to purchase common stock of the Company, par value $0.01 per share ("Common Stock"), (each a "Warrant" and, together with the Preferred Stock, the "Securities") of Common Stock, on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1. AGREEMENT TO PURCHASE AND SELL STOCK.

(a) Authorization. The Company's Board of Directors has authorized the issuance, pursuant to the terms and conditions of this Agreement, of up to ten thousand four hundred (10,400) Units.

(b) Agreement to Purchase and Sell Securities. Subject to the terms and conditions of this Agreement, each Purchaser severally agrees to purchase, and the Company agrees to sell and issue to each Purchaser, at the Closing
(as defined below), that number of Units set forth opposite the appropriate Purchaser's name on Exhibit A attached hereto. The purchase price of each Unit (the "Per Unit Price") shall be $1,000.

(c) Use of Proceeds. The Company intends to apply the net proceeds from the sale of the Units for general corporate purposes.

2. CLOSING. Subject to the satisfaction of closing conditions, the purchase and sale of the Units shall take place within two (2) business days after the satisfaction of closing conditions at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California, at 10:00 a.m. California time, on November 22, 2005, or at such other time and place as the Company and the Purchasers mutually agree upon (which time and place are referred to in this Agreement as the "Closing"). At the Closing, the Company shall authorize its transfer agent to issue to each Purchaser, against delivery of payment for the Units, one or more stock certificates (the "Certificates") registered in the name of each Purchaser, representing the number of shares of Preferred Stock set forth opposite such Purchaser's name on Exhibit A hereto, and bearing the legend set forth in Section 4(k) herein and one or more warrant certificates representing the number of Warrants set forth opposite such person's name on Exhibit A hereto. Closing documents may be delivered by facsimile with original signature pages sent by overnight courier. The date of the Closing is referred to herein as the "Closing Date".

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Purchaser that the statements in this Section 3 are true and correct as of the date hereof and as of the Closing Date, except as set forth in the disclosure letter delivered to the Purchasers concurrently herewith (the "Disclosure Letter"):

(a) Organization Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted and (b) enter into this Agreement, the Stockholder Agreement dated as of the date hereof (the "Stockholder Agreement"), the Registration Rights Agreement, dated as of the date hereof (the "Registration Rights Agreement") and the Warrants (collectively, the "Operative Documents"), and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the applicable party and its subsidiaries, taken as a whole.

(b) Capitalization. The capitalization of the Company, without giving effect to the transactions contemplated by this Agreement, is as follows. The authorized stock of the Company consists of (i) 75,000,000 shares of Common Stock; and (ii) 1,000,000 shares of Series A Convertible Preferred Stock, and (iii) 5,000,000 shares of undesignated Preferred Stock. As of October 28, 2005, the Company consists of 36,867,751 shares of Common Stock issued and outstanding and no shares issued and outstanding of Series A Convertible Preferred Stock or undesignated Preferred Stock. All such shares of Common Stock and Preferred Stock have been duly authorized, and all such issued and outstanding shares of Common Stock have been validly issued, are fully paid and nonassessable. No such outstanding shares of Common Stock were issued in violation of any pre-emptive rights.

The Company has also reserved: (i) 3,500,000 shares of Common
Stock for issuance upon exercise of options granted under the Company's 2000 Employee Stock Purchase Plan; and (ii) 8,387,429 shares of Common Stock for issuance to employees of the Company under the Company's 2000 Equity Incentive Plan. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as provided in this Agreement and set forth in the Disclosure Letter, and except for the (i) shares of Common Stock subject to outstanding options issued under any of the Company's stock plans referenced in this paragraph, and (ii) 162,006 shares of Common Stock subject to outstanding warrants, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

(c) Due Authorization. All corporate actions on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under the Operative Documents and the authorization, issuance, reservation for issuance and delivery of all of the Securities being sold under the Operative Documents have been taken, and the Operative Documents constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except
(a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

(d) Valid Issuance of Stock.

     (i) Valid Issuance. The Securities to be issued pursuant to this Agreement will be, upon payment therefor by the Purchasers in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof.
The issuance of the shares of Common Stock issued or issuable from time to time upon the conversion of the Preferred Stock will be, and at all times prior to such conversion, will have been, duly authorized, duly reserved for issuance upon such conversion, and will be, upon such conversion, validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof. The issuance of the shares of Common Stock issued or issuable from time to time upon the exercise of the Warrants will be, and at all times prior to such exercise, will have been, duly authorized, duly reserved for issuance upon such exercise and payment of the exercise price of the Warrants, and will be, upon such exercise and payment, validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof.

     (ii) Compliance with Securities Laws. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Securities will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Securities Act") and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

(e) Governmental Consents. Except as set forth in the Disclosure Letter, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority on the part of the Company is required in connection with the issuance of the Securities to the Purchasers, or the consummation of the other transactions contemplated by this Agreement, except
(i) such filings as have been made prior to the date hereof, (ii) the filing of a notification form with The Nasdaq Stock Market, Inc. ("Nasdaq") and (iii) the filing of the notice required by Section 25102(f) or 25102.1 of the California Corporations Code and (b) the filing of a notice on Form D with the Securities and Exchange Commission.

(f) Non-Contravention. Except as set forth in the Disclosure Letter, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including issuance of the Securities), do not (i) contravene or conflict with the Certificate of Incorporation, as amended, or Bylaws of the Company; (ii) constitute a violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Company or its assets, etc.; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any Material Contract (as defined below) to which the Company is a party or any material permit, license or similar right relating to the Company or by which the Company may be bound or affected.

(g) Litigation. There is no material action, suit, proceeding, claim, arbitration or investigation ("Action") pending or, to the Company's knowledge, threatened: (a) against the Company, its activities, properties or assets, or any officer, director or employee of the Company in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of, the Company, or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement (including issuance of the Securities). The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. The Company does not intend to initiate any Action that is reasonably likely to have a Material Adverse Effect on the Company.

(h) Compliance with Law and Charter Documents. The Company is not in violation or default of any provisions of its Certificate of Incorporation, as amended, or Bylaws. The Company has complied in all material respects and is in compliance in all material respects with all applicable statutes, laws, rules, regulations and orders of the United States of America and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over the Company's business or properties.

     (i) SEC Documents.

          (1) Reports. The Company has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, except for where the failure to do so would not be reasonably likely to have a Material Adverse Effect. The Company has made available to the Purchasers prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended April 3, 2005, its quarterly report on Form 10-Q for the fiscal quarters ended July 3, 2005 and October 2, 2005, its current reports on Form 8-K filed on August 23, 2005, October 6, 2005 and October 27, 2005 and its Proxy Statement for its 2005 Annual Meeting of Stockholders filed by the Company with the Securities and Exchange Commission ("SEC") (the Form 10-K, Form 10-Q and Proxy Statement are collectively referred to herein as the "SEC Documents"). Each of the SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has filed all material contracts that are required to be filed as exhibits to the SEC Documents
(the "Material Contracts").

          (2) Financial Statements. The financial statements of the Company in the SEC Documents present fairly, in accordance with United States generally accepted accounting principles ("GAAP"), the financial position of the Company as of the dates indicated, and the results of its operations and cash flows for the period therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments.

          (3) Sarbanes-Oxley. The Chief Executive Officer and the acting Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications. The Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations issued thereunder by the SEC, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect

(j) Absence of Certain Changes. Since June 27, 2005, and the date hereof, and except as set forth in the Disclosure Letter or in the SEC Documents, the business and operations of the Company have been conducted in the ordinary course consistent with past practice. Since June 27, 2005, and the date hereof, and except as set forth in the Disclosure Letter, there has not been (i) any change, circumstance or event that is reasonably likely to have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of the Company's capital stock, (iii) any damage, destruction or loss, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect, (iv) any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect, (v) any material change by the Company in its accounting principles, methods or practices or in the manner in which it keeps its accounting books and records, except any such change required by a change in GAAP or by the SEC, and (vi) any entry into, amendment of, termination or non-renewal by the Company of any material contract, license, lease, transaction, commitment or other right or obligation.

(k) Registration Rights. Except as provided in Section 5 herein and the Disclosure Letter, effective upon the Closing, the Company is not currently subject to any agreement providing any person or entity any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC or registered or qualified with any other governmental authority.

(l) Taxes. The Company has filed all necessary federal, state, and foreign income and franchise tax returns due prior to the date hereof and has paid or accrued all taxes shown as due thereon, and the Company has no knowledge of any material tax deficiency which has been or might be asserted or threatened against it.

(m) General Solicitation. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities.

(n) S-3 Eligibility. The Company meets the eligibility requirements for use of a Form S-3 Registration Statement.

(o) Intellectual Property. The Company owns or possesses sufficient rights to use all inventions, trade secrets, know-how, trademarks, service marks, trade names, copyrights or other intellectual property and, to its knowledge, all patent and patent rights (collectively, "Intellectual Property"), which are necessary to conduct its businesses as currently conducted, except where the failure to currently own or possess would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect. The Company has not received any written notice of, and has no actual knowledge of, any infringement of or conflict with asserted rights of others with respect to any Intellectual Property, and to the Company's knowledge, none of the patent rights owned or licensed by the Company are unenforceable or invalid.

(p) Internal Accounting Controls. Except as expressly set forth under Item 9A of the Company's Annual Report on Form for the fiscal year ended on April 3, 2005, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(q) No Undisclosed Liabilities. Except as disclosed, reflected or reserved against in the financial statements and supporting schedules included in the Company's Quarterly Report on Form 10-Q for fiscal quarter ended July 3, 2005, to the Company's knowledge there are no material liabilities of the Company or any subsidiary, other than liabilities incurred in the ordinary course of business consistent with past practice since July 3, 2005 or which in the aggregate would not reasonably be expected to result in a Material Adverse Effect.

(r) Related Party Transactions. Except as expressly disclosed in the SEC Documents, the Company has not entered into any agreements, understandings, or proposed transactions between the Company or any subsidiary, on the one hand, and any of its officers, affiliates or directors, or any of their affiliates on the other hand that would be required to be disclosed pursuant to Regulation SK,
Item 404, as promulgated by the Securities and Exchange Commission.

4. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF THE PURCHASER. Each Purchaser hereby represents and warrants to the Company severally and not jointly, and agrees that:

(a) Organization Good Standing and Qualification. The
Purchaser has all corporate, membership or partnership power and authority required to enter into this Agreement and the other Operative Documents, and to consummate the transactions contemplated hereby and thereby.

(b) Authorization. The execution of this Agreement has been duly authorized by all necessary corporate, membership or partnership action on the part of the Purchaser. This Agreement constitutes the Purchaser's legal, valid and binding obligation, enforceable in accordance with its terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

(c) Litigation. There is no Action pending against the Purchaser that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

(d) Purchase for Own Account. The Securities are being acquired for investment for the Purchaser's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, without prejudice, however, to such Purchaser's right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement. The Purchaser also represents that it has not been formed for the specific purpose of acquiring the Securities.

(e) Investment Experience. The Purchaser understands that the purchase of the Securities involves substantial risk. The Purchaser has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Securities and protecting its own interests in connection with this investment.
(f)
Accredited Purchaser Status. The Purchaser is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

(g) Reliance Upon Purchaser's Representations. The Purchaser understands that the issuance and sale of the Securities to it will not be registered under the Securities Act on the ground that such issuance and sale will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and that the Company's reliance on such exemption is based on each Purchaser's representations set forth herein.

(h) Receipt of Information. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Securities and the business, properties, prospects and financial condition of the Company and to obtain any additional information requested and has received and considered all information it deems relevant to make an informed decision to purchase the Securities.

(i) Restricted Securities. The Purchaser will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the Securities unless (i) pursuant to an effective registration statement under the Securities Act, (ii) such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Securities may be made without registration under the Securities Act, or (iii) such holder provides the Company with reasonable assurances that the Securities can be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities acquired as of a particular date that can be immediately sold. Notwithstanding anything to the contrary contained in the Agreement, the Purchaser may transfer (without restriction and without the need for an opinion of counsel) the Securities to its affiliates provided that such affiliate is an "accredited investor" under Regulation D and such affiliate agrees to be bound by the terms and conditions of the Agreement.

(j) No Affiliation. The Purchaser represents and warrants that it is not affiliated with any other Purchaser, that it has not been identified as a party to any group with any other Investor in any filing with the Securities and Exchange Commission, and that it not otherwise a member of an identified group that includes any other Investor.

(k) Legends. The Purchaser agrees that the certificates for the Preferred Stock and the Common Stock issuable upon exercise of the Warrants shall bear the following legend:

              "The securities represented by this certificate have not been registered under the Securities Act of 1933 or with any state securities commission, and may not
               be transferred or disposed of by the holder in the
                  absence of a registration statement which is
                 effective under the Securities Act of 1933 and
                  applicable state laws and rules, or, unless,
              immediately prior to the time set for transfer, such
                transfer may be effected without violation of the
                Securities Act of 1933 and other applicable state
                                laws and rules."

         In addition, the Purchaser agrees that the Company may place stop transfer orders with its transfer agents with respect to such certificates. The legend set forth above shall be removed from the certificates for the Preferred Stock and the Common Stock issuable upon exercise of the Warrants, (i) following any sale of such Preferred Stock or Common Stock pursuant to Rule 144 or any effective registration statement, or (ii) if such Preferred Stock or Common Stock is eligible for sale under Rule 144(k) (and the holder of such Preferred Stock or Common Stock has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule
144), or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC) (and the holder of such Preferred Stock or Common Stock has submitted a written request for removal of the legend indicating that the holder has complied with such judicial interpretation or pronouncement). Subject to receipt of appropriate certifications, the Company shall cause its counsel to issue a legal opinion to the Company's transfer agent promptly upon the occurrence of any of the events in clauses (i), (ii) or (iii) above to effect the removal of the legend on certificates for the Preferred Stock or Common Stock. The Company agrees that at such time as such legend is no longer required under this Section 4(k), it will, no later than three (3) business days following the delivery by a Purchaser to the Company (attention: Chief Financial Officer) or the Company's transfer agent (with a copy to the Company or the transfer agent, as applicable) of a certificate representing the Preferred Stock or Common Stock issued with a restrictive legend, deliver or cause to be delivered to such Purchaser a certificate representing such Preferred Stock or Common Stock that is free from all restrictive and other legends; provided that in the case of removal of the legend for reasons set forth in clause (ii) above, the holder of such Preferred Stock or Common Stock has submitted a written request for removal of the legend indicating that the holder has complied with the applicable provisions of Rule 144. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section 4(k).

     (l) HSR Compliance.

          (i) Each Purchaser is its own "ultimate parent entity" as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or the rules and regulations promulgated thereto (together, the "HSR Act").

          (ii) Each Investor will hold less than $50,000,000 in voting securities of the Company following execution of this Agreement, as valued under the HSR Act.

5. COMPANY COVENANTS.

(a) Reporting for Income Tax. The Preferred Stock is intended to be Common Stock for tax purposes, and the Company intends to report the Preferred Stock for purposes of Section 305 of the Internal Revenue Code of 1986, as amended (the "Code").
(
b) Covenant Regarding Dividends. Until the third anniversary of the date on which no Preferred Stock is outstanding, the Company shall not make any payment or declaration of any dividend or making of any other distribution on any share of capital stock or other security or interest in the Corporation other than the Preferred Stock if the effect of such dividend or distribution could reasonably be expected to (i) cause the right to receive the Liquidation Value (as defined in the Certificate of Designation) to result in, (ii) cause an increase in the Liquidation Value to be, (iii) cause the conversion of the Preferred Stock into Common Stock to be or (iv) make an adjustment of the Conversion Rate (as defined in the Certificate of Designation) a taxable event to the holders of the Preferred Stock.

(c) Covenant Regarding Stock Issuance. Until the Closing Date, Company shall not issue any shares of Common Stock, Series A Convertible Preferred Stock, undesignated Preferred Stock or securities convertible into or exchangeable or exercisable for equity securities of the Company, except those shares of Common Stock issued pursuant to the Company's employee stock purchase plan and equity incentive plan and shares of Common Stock issued upon the exercise or conversion of options or convertible securities outstanding as of the date hereof.

6. PURCHASER COVENANT REGARDING SHORT SALE.

(a) Short Sale Restrictions. Prior to the earlier of (i) the second anniversary of the issuance of the Preferred Stock and (ii) the time at which all shares of Preferred Stock have converted into shares of Common Stock, each Purchaser, severally and not jointly, agrees it will not engage in any short sale transactions (or transactions, including transactions in derivative securities, having the effect of a short sale) of the Common Stock, as defined in Rule 200(a) of Regulation SHO under the Exchange Act. For the avoidance of doubt, the parties agree that nothing herein shall be interpreted to (i) prevent a sale by a Purchaser of the Common Stock now owned or herein after acquired that does not involve a short sale (including a short sale "against the box") or (ii) limit the ability to receive the transaction consideration paid by another person or entity in connection with an acquisition of the Company by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer), where the shareholders of the Company immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of the Company (a "Change of Control").

7. CONDITIONS TO THE PURCHASERS' OBLIGATIONS AT CLOSING. The obligations of the Purchasers under Section 2(a) of this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

(a) Representations and Warranties True. Each of the representations and warranties of the Company contained in Section 3 shall be true and correct in all material respects on and as of the date of the date hereof and on and as of the date of the Closing, with the same effect as though such representations and warranties had been made as of the Closing.

(b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and shall have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c) Compliance Certificate. The Company will have delivered to the Purchasers at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Sections 7(a) and 7(b) hereof have been fulfilled.

(d) Securities Exemptions. The offer and sale of the Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(e) Opinion of Company Counsel. The Purchasers will have received an opinion on behalf of the Company, dated as of the date of the Closing, from Wilson, Sonsini, Goodrich & Rosati, PC, counsel to the Company, in the form attached as Exhibit B.


(f) No Suspension of Trading or Listing of Common Stock. The
Common Stock of the Company (i) shall be designated for quotation or listed on Nasdaq and (ii) shall not have been suspended from trading on Nasdaq.

g) Good Standing Certificates. The Company shall have delivered to the Purchasers a certificate of the Secretary of State of the State of Delaware, dated as of a date within five days of the date of the Closing, with respect to the good standing of the Company.

(h) Secretary's Certificate. The Company shall have delivered to the Purchasers a certificate of the Company executed by the Company's Secretary attaching and certifying to the truth and correctness of (1) the Certificate of Incorporation, (2) the Bylaws and (3) the resolutions adopted by the Company's Board of Directors in connection with the transactions contemplated by the Operative Documents.

(i) No Statute or Rule Challenging Transaction. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation by a court, regulatory body, self-regulatory organization or governmental authority of competent jurisdiction shall have been enacted, entered, promulgated, or adopted by any court, regulatory body, self-regulatory organization or governmental authority of competent jurisdiction or the staff of any of the foregoing, having authority over the matters contemplated hereby which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(j) Closing. The Closing shall occur by no later than November 30, 2005.

(k) Other Actions. The Company shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Purchasers in connection with the transactions contemplated hereby.

8. CONDITIONS TO THE COMPANY'S OBLIGATIONS AT CLOSING. The obligations of the Company to the Purchasers under this Agreement are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

(a) Representations and Warranties True. The representations and warranties of the Purchasers contained in Section 4 shall be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing with the same effect as though such representations and warranties had been made as of the Closing.

(b) Performance. The Purchasers shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(c) Securities Exemptions. The offer and sale of the Securities to the Purchasers pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(d) Payment of Purchase Price. The Purchasers shall have delivered to the Company same day funds in full payment of the purchase price as specified in
Section 1(b). (e) Other Actions. The Purchasers shall have executed such certificates, agreements, instruments and other documents, and taken such other actions as shall be customary or reasonably requested by the Company in connection with the transactions contemplated hereby.

9. MISCELLANEOUS.

(a) Successors and Assigns. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser; provided, however, that upon any Change of Control, this Agreement and all rights or obligations hereunder may be assigned by the Company only to the surviving entity without the prior written consent of the other party or parties. Each Purchaser may assign or transfer any or all of its rights under this Agreement to an affiliate or an entity advised by the same management company that advises such Purchaser, provided that such assignee or transferee agrees in writing to be bound, with respect to the transferred Securities, by
Section 6 hereof; whereupon such assignee or transferee shall be deemed to be a "Purchaser" for all purposes of this Agreement

(b) Governing Law. This Agreement will be governed by and construed under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.

(c) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d) Headings. The headings and captionsused in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by this reference.

(e) Notices. Any notice required or permitted under this Agreement shall be given in writing, shall be effective when received, and shall in any event be deemed received and effectively given upon personal delivery to the party to be notified or three (3) business days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or one (1) business day after deposit with a nationally recognized courier service such as Federal Express for next business day delivery under circumstances in which such service guarantees next business day delivery, or one (1) business day after facsimile with copy delivered by registered or certified mail, in any case, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof or at such other address as the Purchaser or the Company may designate by giving at least ten (10) days advance written notice pursuant to this Section 10(e).

(f) Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of Preferred Stock representing at least a majority of the total aggregate number of Preferred Stock then outstanding. Any amendment or waiver effected in accordance with this Section 10(f) will be binding upon the Purchasers, the Company and their respective successors and assigns.

(g) Severability. If any
provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

(h) Entire Agreement. This Agreement,
together with all exhibits and schedules hereto and thereto constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties with respect to the subject matter hereof.

(i) Further Assurances. From and after the date of this Agreement upon the request of the Company or the Purchasers, the Company and the Purchasers will execute and deliver such instruments, documents or other writings, and take such other actions, as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

(j) Meaning of Include and Including. Whenever in this Agreement the word "include" or "including" is used, it shall be deemed to mean "include, without limitation" or "including, without limitation," as the case may be, and the language following "include" or "including" shall not be deemed to set forth an exhaustive list.

(k) Fees, Costs and Expenses. The Company and each Purchaser shall each pay their own expenses in connection with the transactions contemplated by this Agreement; provided, however, that if the Closing is effected, the Company shall pay Purchasers' reasonable and out-of-pocket expenses, including fees of counsel, consultants and accountants, incurred in connection with the purchase of the Securities and the negotiation, execution and delivery under the Operative Documents, such expenses not to exceed two hundred thousand dollars ($200,000) in the aggregate.

(l) Survival. The representations and warranties of the Company and the Purchasers contained in Sections 3 and 4 of this Agreement shall survive until eighteen (18) months after the Closing Date.

(m) No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and is not intended to confer any benefits upon, or create any rights in favor of, any person (including, without limitation, any stockholder or debt holder of the Company) other than the parties hereto.

(o) Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.



             [The balance of this page is intentionally left blank.]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                       THERMA-WAVE, INC.

                                       By:
                                          -------------------------------------

                                       Name: Boris Lipkin
                                             ----------------------------------

                                       Title: Chief Executive Officer
                                              ---------------------------------



                      [PURCHASER SIGNATURE PAGES TO FOLLOW]

                                SIGNATURE PAGE TO

                               PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER __, 2005

                                  BY AND AMONG

                                THERMA-WAVE, INC.

                        AND EACH PURCHASER NAMED THEREIN


         The undersigned hereby executes and delivers to Therma-Wave, Inc. the Purchase Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

                                   Number of Units:
                                                   ----------------------------


                                   North Run Master Fund, LP

                                   By:  North Run GP, LP, its General Partner
                                   By:  North Run Advisors, LLC, its General
                                        Partner



                                   By:_________________________________________
                                        Thomas B. Ellis, Member



                                   By:_________________________________________
                                        Todd B. Hammer, Member


                                   Address: One International Place, Suite 2401
                                            Boston, MA  02110

                                SIGNATURE PAGE TO

                               PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER __, 2005

                                  BY AND AMONG

                                THERMA-WAVE, INC.

                        AND EACH PURCHASER NAMED THEREIN


         The undersigned hereby executes and delivers to Therma-Wave, Inc. the Purchase Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.

                                 Number of Units:
                                                 ------------------------------

                                 Deephaven Relative Value Equity Trading Ltd.


                                 By: /s/ Colin Smith

                                 Name: Colin Smith

                                 Title: CEO

                                 Address: 130 Cheshire Lane, Suite 102
                                          Minnetonka, MN  55305

                                SIGNATURE PAGE TO

                               PURCHASE AGREEMENT

                          DATED AS OF NOVEMBER __, 2005

                                  BY AND AMONG

                                THERMA-WAVE, INC.

                        AND EACH PURCHASER NAMED THEREIN


         The undersigned hereby executes and delivers to Therma-Wave, Inc. the Purchase Agreement (the "Agreement") to which this Signature Page is attached effective as of the date of the Agreement, which Agreement and Signature Page, together with all counterparts of such Agreement and signature pages of the other Purchasers named in such Agreement, shall constitute one and the same document in accordance with the terms of such Agreement.


                                    Number of Units:
                                                    ---------------------------


                                    Deephaven Long Short Equity Trading Ltd.


                                    By: /s/ Colin Smith

                                    Name: Colin Smith

                                    Title: CEO

                                    Address: 130 Cheshire Lane, Suite 102
                                             Minnetonka, MN  55305

                                    Exhibit A

                             Schedule of Purchasers


                                           Shares of Series B
                               Number of   Convertible Preferred      Number of
Name of Purchaser              Units       Stock                      Warrants



North Run Master Fund, LP       5,200           5,200                 780,000
One International Place,
Suite 2401
Boston, MA  02110



Deephaven Relative Value
Equity
Trading Ltd.
130 Cheshire Lane,
Suite 102                        4,200           4,200                630,000
Minnetonka, MN  55305



Deephaven Long Short
Equity
Trading Ltd.
130 Cheshire Lane,
Suite 102                        1,000           1,000                150,000
Minnetonka, MN  55305



TOTAL                           10,400          10,400              1,560,000

                                    Exhibit B

                              Form of Legal Opinion